UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:   June 20, 2014
(Date of earliest event reported)

BIO-RAD LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 1-7928

Delaware	94-1381833
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Alfred Nobel Dr.
Hercules, California 94547
(Address of principal executive offices, including zip code)

(510) 724-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

Bio-Rad Laboratories, Inc. (the “Company”) entered into a Credit Agreement dated as of June 20, 2014 (the “Revolving Credit Agreement”), by and among the Company, the lenders referred to therein, JPMorgan Chase Bank, N.A. as administrative agent, Union Bank, N.A. and Wells Fargo Bank, National Association as co-syndication agents and Bank of America, N.A. and HSBC Bank USA, National Association as co-documentation agents. Borrowings under the Revolving Credit Agreement are permitted up to a maximum amount of $200,000,000 on a revolving basis, including up to $25,000,000 of swingline loans and up to $50,000,000 of letters of credit. Borrowings under the Revolving Credit Agreement may be increased by the Company up to an additional $200,000,000 with the consent of lenders committing to provide the additional commitments and subject to certain conditions. Borrowings under the Revolving Credit Agreement will be used to make permitted acquisitions, for working capital and for other general corporate purposes. The Revolving Credit Agreement matures on June 20, 2019, which date may be extended up to three times upon the mutual agreement of the Company and the relevant lenders, pursuant to procedures set forth in the Revolving Credit Agreement. The Company must repay in full all outstanding obligations under the Revolving Credit Agreement on the maturity date of such agreement.

The Revolving Credit Agreement contains covenants and provisions that constrain certain actions of the Company, including, among others, the following customary covenants and provisions:

•	limiting the Company's ability to incur debt (subject to customary exceptions);

•	limiting the Company's ability to make investments (subject to customary exceptions);

•	limiting the Company's ability to sell assets (subject to customary exceptions);

•	limiting the Company’s ability to create or incur specified liens on its property (subject to customary exceptions);

•	prohibiting consolidations, mergers and asset transfers by the Company (subject to customary exceptions).
Under the Revolving Credit Agreement, the Company is also subject to certain financial covenants that are tested on a quarterly basis. The Company must maintain a leverage ratio not greater than 3.50 to 1.00 for each fiscal quarter ending on or after June 30, 2014. Furthermore, the Company may not permit the ratio of its consolidated EBITDA to its consolidated interest expense to be less than 4.00 to 1.00 for each fiscal quarter ending on or after June 30, 2014.
Outstanding principal amounts under the Revolving Credit Agreement bear interest at the Company’s option at either LIBOR (multiplied by the applicable statutory reserve rate) plus a margin of up to 2%, depending on the Company's leverage ratio, or a base rate plus a margin of up to 1.00%, depending on the Company's leverage ratio. The Company must also pay a commitment fee of up to 0.350% on the unused portion of the Revolving Credit Agreement and a Letter of Credit Fee of up to 2.00% on the average dally outstanding dollar amount available for drawing; in each case, the amount of the margin depends on the Company's leverage ratio.
The Revolving Credit Agreement contains events of default customary for credit facilities of this nature, including, but not limited to, the failure to pay any principal, interest or fees when due, failure to satisfy any covenant, untrue representations or warranties, events of default under any other material debt agreements, insolvency, certain bankruptcy proceedings, change of control and failure to pay or discharge material monetary judgments (unless covered by insurance) or non-monetary judgments which could reasonably be expected to have a material adverse effect against the borrower or any subsidiary guarantor. Upon the occurrence and during the continuation of an event of default under the Revolving Credit Agreement, the lenders may, among other things, accelerate and declare the outstanding loans to be immediately due and payable and exercise remedies against the Company and any subsidiary guarantors as may be available to the lenders under the Revolving Credit Agreement and other loan documents.

A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01 is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit Number	Description
10.1
Credit Agreement, dated as of June 20, 2014, by and among Bio-Rad Laboratories, Inc., the lenders referred to therein, JPMorgan Chase Bank, N.A., as administrative agent, Union Bank of California, N.A. and Wells Fargo Bank, N.A. as co-syndication agents, and Bank of America, N.A. and HSBC Bank USA, National Association, as co-documentation agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-RAD LABORATORIES, INC.

Date:	June 26, 2014	By:	/s/ Shawn M. Soderberg
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1
Credit Agreement, dated as of June 20, 2014, by and among Bio-Rad Laboratories, Inc., the lenders referred to therein, JPMorgan Chase Bank, N.A., as administrative agent, Union Bank of California, N.A. and Wells Fargo Bank, N.A. as co-syndication agents, and Bank of America, N.A. and HSBC Bank USA, National Association, as co-documentation agents.